Exhibit 10.18#

OUTSOURCE SUPPLY AGREEMENT

THIS OUTSOURCE SUPPLY AGREEMENT is made and entered into as of March 24, 2015 (the “Execution Date”) by and between Micron Technology, Inc. a Delaware corporation (“MTI”), and Photronics, Inc., a Connecticut corporation (“Photronics”).  MTI and Photronics are hereinafter collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, MTI and Photronics formed a joint venture known as MP Mask Technology Center, LLC, a Delaware limited liability company (“MP Mask”), governed in accordance with that certain Limited Liability Company Operating Agreement dated as of May 5, 2006 (the “Operating Agreement”), by and among MTI, Photronics and MP Mask, for the purpose of developing, producing and manufacturing photomasks and prototypes for photomasks for leading edge and next generation semiconductors;

WHEREAS, after a successful ten year relationship the Parties have mutually agreed to dissolve, liquidate and terminate MP Mask in response to changing business needs of both Parties; and

WHEREAS, in order to continue the ongoing strategic and collaborative relationship between the Parties, Photronics will continue to supply photomasks to Micron (as hereinafter defined) pursuant to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and other terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the definitions set forth in this Section 1 shall apply to the respective capitalized terms.

“Dead-on-Arrival” shall mean any Products that are discovered to contain a Material Defect within thirty (30) calendar days after receipt of shipment of the Products.

“Material Defect” shall mean any malfunction, error or other defect in Products that constitutes a material nonconformity with the Specifications for such Products under conditions of normal and proper use.

“Micron” shall mean, collectively, MTI and Micron’s Affiliates.

“Micron’s Affiliates” shall mean any entity which, directly or indirectly, controls, is controlled by, or is under common control with, MTI.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.  An entity shall be deemed an Affiliate of MTI only so long as such control relationship exists.  *.

*Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

“Outsourcing Requirements” shall mean photomask for Micron that Micron does not manufacture within its own mask facility.

“Photronics Facility” *.

“Products” mean photomasks, photomask module services or photomask prototypes excluding repells that are to be manufactured by Photronics at a Photronics Facility in accordance with Micron’s Specifications and requirements.

“Purchase Commitment” shall have the meaning set forth in Section 2.

“Purchase Order” shall mean a written purchase order or blanket purchase order that is delivered to Photronics in accordance with Section 4.

“Qualified” shall mean, with respect to Products for a specific semiconductor device family (e.g., DRAM, NAND Flash and image sensors) and process node, that (i) the Photronics Facility at which Products will be manufactured has passed Micron’s facility audits, as conducted by Micron from time to time; and (ii) Micron has determined in its sole discretion that such Products meet Micron’s Specifications and all of its requirements relating to factors such as cycle times, plate priority, material type, etc., provided that such Specifications and requirements are not more stringent than Micron’s specifications and requirements to other third party photomask product suppliers in connection with the manufacture of the same products by such suppliers.

“Specifications” shall mean the specifications provided by Micron to Photronics for each Product in accordance with Micron’s photomask ordering procedures and node requirements.

“Warranty Period” shall have the meaning set forth in Section 7.a.

2.	SCOPE OF AGREEMENT

As long as Photronics continues to remain a Micron supplier in good standing for the technology nodes for which Photronics is currently Qualified or may be Qualified during the term of this Agreement, Micron will purchase from Photronics a minimum of * on a purchase dollar basis of Micron’s Outsourcing Requirements (the “Purchase Commitment”).  This Agreement does not constitute a purchase order.  Purchases made by Micron under this Agreement shall be made only with a Purchase Order.  Notwithstanding anything to the contrary set forth herein, any Outsourcing Requirements of Inotera (photomask product requests from Inotera to Micron that Micron does not manufacture within its own mask facility) purchased from Photronics shall be counted towards the Purchase Commitment.

*Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

3.	TERM

This Agreement will be valid for a period of twelve (12) months effective May 6, 2016 through May 5, 2017 (the “Term”), except that Purchase Orders may call for delivery after expiration of this Agreement up to a maximum of *.  The Term may be extended for additional one year periods upon the mutual written agreement of both Parties.

4.	PURCHASE ORDERS

a.            Purchase Orders.  Micron shall purchase Products from Photronics by issuing a Purchase Order or a release to a blanket Purchase Order issued to Photronics that references this Agreement.  The Parties agree that a Purchase Order sent to Photronics by confirmed facsimile or electronic transmission shall constitute a writing for all legal purposes.  All Purchase Orders submitted to Photronics shall be governed by the terms of this Agreement.  Nothing contained in any Purchase Order or the Parties’ other documents of purchase or sale shall in any way modify the terms of purchase or add any additional terms or conditions except as specifically agreed in writing by the Parties.

b.            Acknowledgment of Purchase Orders.  For Micron’s Purchase Orders from Photronics Facilities, Photronics shall notify Micron of the receipt and acceptance of a Purchase Order or releases thereto and of the mutually agreed upon price and delivery date for accepted orders within two (2) business days after receipt of the Purchase Order.

c.            Revision of Purchase Orders.  Micron shall have the right, without charge, to issue change orders to Purchase Orders by providing written notice to Photronics prior to the beginning of the production of the Products impacted by such change order.  Photronics shall use all commercially reasonable efforts to accommodate Micron’s revised Purchase Order in accordance with the lead times in effect at the time the Purchase Order change is requested.

d.            Cancellations.  Micron may cancel all or any part of a Purchase Order, without charge, by providing written notice to Photronics prior to the beginning of the production of the Products impacted by such cancellation.  Notwithstanding the foregoing, Micron may cancel Purchase Orders after the beginning of production, but agrees in such instance to pay Photronics all verified, reasonable out-of-pocket costs for raw materials and work in process incurred by Photronics for the ordered Products under the cancelled Purchase Order, provided that such raw materials and work in process may not be reasonably used by Photronics in fulfilling subsequent Purchase Orders.

e.            Reschedules.  Micron may reschedule the delivery of any Purchase Order or portion thereof for Products, without charge, upon notice to Photronics.

5.	SHIPPING; DELIVERY; ACCEPTANCE

a.            Packaging Requirements.  All shipments shall be packed in packaging that complies with Micron’s packaging requirements provided to Photronics and the Specifications.  In addition, all shipments shall be accompanied by a detailed packing list which will reference the Products, Purchase Order number, and the quantity in each shipment covered by the packing list.

*Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

b.            Shipping.  Orders will be shipped to the delivery address set forth in the applicable Purchase Order and delivered on the applicable delivery date(s).

c.            Delivery.  Photronics’ liability for delivery shall cease and title and all risk of loss or damage shall transfer to Micron when the Products are delivered to Micron’s designated receiving facility as specified in the Purchase Order.  Micron shall be the importer of record and pay all related duties, fees and charges. Photronics shall immediately notify Micron in writing of any anticipated delays in meeting the delivery schedule, stating the reasons for the delay.  No shipment will be deemed complete until all ordered units have been delivered.

d.            Dead on Arrival.  In the event that any Products are found by Micron to be Dead-on-Arrival, Photronics shall use reasonable efforts at Photronics’ sole expense, to replace Products to the site designated by Micron within fourteen (14) business days of receipt of notice from Micron.

6.	PRICE; PAYMENTS; TAXES; AUDIT

a.            Purchase Price for Products.  The purchase price for Products sold to Micron hereunder shall be mutually agreed to between the Parties and set forth in the Purchase Order acknowledgement.

b.            Payments Terms.  Photronics shall issue and deliver an invoice to Micron for any amounts payable to Photronics pursuant to this Agreement.  Unless otherwise agreed by the Parties, payments for Products delivered hereunder, and any other payments required hereunder, shall be made within sixty (60) days after the receipt of a correct final invoice.  Payment does not constitute acceptance.  In no event shall Photronics deliver an invoice before shipping the Products to which such invoice relates.  Photronics may suspend performance hereunder if Micron fails to make any material overdue and undisputed payment hereunder within thirty (30) days after receipt of written notice from Photronics that such payment is overdue.

c.            Taxes.  All amounts payable for Products sold by Photronics to Micron hereunder are exclusive of any taxes. Micron shall be responsible for and shall pay any applicable sales, use, excise or similar taxes, including value added taxes and customs duties due on the importation of Products and arising from purchases made by Micron under this Agreement, excluding any taxes based on Photronics’ income. All such taxes shall be determined based upon the final shipment designation of the items identified on the invoice.

d.            Audit and Inspection Rights.  Upon Micron’s request from time to time (not to exceed two (2) times per year) Micron shall, upon reasonable advanced written notice to Photronics, have the right to have an independent auditor reasonably acceptable to Photronics to (i) inspect Photronics’ Facilities used to manufacture the Products, (ii) inspect equipment and materials used in the manufacture of Products, and (iii) perform an audit of Photronics’s books and records to verify Photronics compliance with the terms and conditions of this Agreement, the Purchase Order and any Purchase Order specific terms.

*Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

7.	WARRANTIES

a.            Product Warranty.  Photronics represents and warrants to Micron that the Products sold to Micron hereunder will comply with Micron’s Specifications and will be free from defects in materials and workmanship.  Photronics’ warranty is for * after acceptance or delivery of the Products (such * period, the “Warranty Period”).  This warranty does not apply to any Product failures resulting from any misuse, abuse, neglect, alteration, modification, improper installation of or repairs to the Products by anyone other than Photronics.

b.            Remedies.  In the event that Micron notifies Photronics during the applicable Warranty Period that any Products do not conform to the warranty provisions set forth in this Section 7, Photronics shall, at Micron’s option, (a) replace such defective Products at no cost to Micron in accordance with Photronics’ Products return material authorization procedures within ten (10) days of Photronics’ receipt of the defective Products, (b) repair such defective Products at no cost to Micron, or (c) provide a refund of any amounts paid by Micron for such defective Product.  Photronics shall bear all packing, transportation, insurance and other costs incurred in connection with the replacement or repair of defective Products.  Except for resulting personal injury or property damage, this paragraph states the exclusive remedy of Micron for failure of any Product to conform to the warranty provisions set forth in this Section 7.

c.            Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS) ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

8.	CONFIDENTIAL INFORMATION.

All information provided, disclosed or obtained in connection with this Agreement or the performance of either of the Parties’ activities under this Agreement shall be subject to all applicable provisions of the Nondisclosure Agreement between Micron and Photronics dated January 19, 2010, as amended (the “Nondisclosure Agreement”).  Furthermore, the terms and conditions of this Agreement shall be considered “Confidential Information” under the Nondisclosure Agreement for which each Party is considered a “Receiving Party” under such agreement.  To the extent there is a conflict between this Agreement and the Nondisclosure Agreement, the terms of this Agreement shall control.  If the Nondisclosure Agreement is terminated or expires and is not replaced, such Nondisclosure Agreement shall continue with respect to confidential information provided in connection with this Agreement, notwithstanding such expiration or termination, for the duration of the Term and any and all extension periods or until a new nondisclosure agreement is entered into between the Parties.

*Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

9.	LIMITATION OF LIABILITY.

EXCEPT FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY CLAIMING THROUGH OR UNDER EACH SUCH PARTY, FOR ANY LOST PROFITS, LOST DATA, EQUIPMENT DOWNTIME, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER IN AN ACTION IN CONTRACT OR TORT, BASED ON A WARRANTY, SALE OF PRODUCT OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF EACH SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  Each Party acknowledges that the foregoing limitations are an essential element of the Agreement between the Parties and that in the absence of such limitations the pricing and other terms set forth in this Agreement would be substantially different. In no event shall Photronics be liable for “cover” damages claimed by Micron arising out of any failure by Photronics to supply Products hereunder after expiration or termination of this Agreement. Each Party shall have a duty to mitigate any damages hereunder in accordance with applicable law.

10.	INTELLECTUAL PROPERTY INFRINGEMENT INDEMNIFICATION.

a.            Micron Indemnity.  Micron shall defend Photronics at Micron’s expense, subject to the limits contained herein, against any third party suits, actions, claims or proceedings alleging that Products manufactured by Photronics strictly in accordance with Micron Specifications at Photronics Facilities for sale to Micron hereunder infringe such third party’s patent rights, copyrights or trademarks, or misappropriate such third party’s trade secrets, and Micron agrees to indemnify Photronics and hold Photronics harmless from and against any damages, losses, costs and expenses (including reasonable attorneys’ fees) awarded by a court or in settlement against Photronics in connection with any such third party claim, up to a dollar cap equal to amounts paid by Micron to Photronics under this Agreement for the * preceding the claims; provided that (i) Photronics notifies Micron promptly in writing of the claim; (ii) Micron has sole control of the defense and all related settlement negotiations; and (iii) Photronics provides Micron (at Micron’s request and reasonable expense) with all necessary assistance, information, and authority to perform these duties.

b.            Photronics Indemnity.  Photronics shall defend Micron at Photronics’ expense, subject to the limits contained herein, against any third party suits, actions, claims or proceedings alleging that any Products  manufactured by Photronics at a Photronics Facilities, infringe such third party’s patent rights, copyrights or trademarks, or misappropriate such third party’s trade secrets, and Photronics agrees to indemnify Micron and hold Micron harmless from and against any damages, losses, costs and expenses (including reasonable attorneys’ fees) awarded by a court or in settlement against Micron in connection with any such third party claim up to a dollar cap equal to amounts paid by Micron to Photronics under this Agreement for the * preceding the claim; provided that (i) Micron notifies Photronics promptly in writing of the claim; (ii) Photronics has sole control of the defense and all related settlement negotiations; and (iii) Micron provides Photronics (at Photronics’ request and reasonable expense) with all necessary assistance, information, and authority to perform these duties.

c.            Exclusions.  Notwithstanding the foregoing, Photronics shall not indemnify Micron against claims, and shall have no liability for any claims, of infringement with respect to which Photronics is indemnified by Micron above, or based on or arising from any claims that the customer products produced as a result of using the photomasks specified and purchased by Micron infringe or misappropriate the intellectual property rights of any third party.

*Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

11.	MISCELLANEOUS TERMS.

a.            Amendments.  This Agreement may not be amended without the prior written consent of both Parties.

b.            No Waiver.  Any provision of this Agreement may be waived if, and only if, such waiver is in writing and is duly executed by the Party against whom the waiver is to be enforced. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial waiver or exercise thereof preclude the enforcement of any other right, power or privilege.

c.            Notices and Other Communications.  All notices required or permitted under this Agreement shall reference this Agreement and will be deemed given: (a) when sent by confirmed facsimile; (b) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (c) three (3) business days after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. All such notices, requests, demands and other communications shall be addressed as follows:

Photronics, Inc.
15 Secor Road
Brookfield, CT 06804
Attention: Richelle Burr Vice President and General Counsel
Facsimile: (203) 775-5601

If to Micron:

Micron Technology, Inc.
8000 S. Federal Way
Boise, Idaho 83716
Attention: General Counsel
Facsimile: (208) 368-4540

or to such other address or facsimile number as a Party may have specified to the other Parties in writing delivered in accordance with this Section.

d.            Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, United States of America, as applied to agreements among Delaware residents entered into and wholly to be performed within the State of Delaware (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).

e.            Construction; Interpretation.  Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

*Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

f.             Section References; Titles and Subtitles.  Unless otherwise noted, all references to Sections and Schedules herein are to Sections and Schedules of this Agreement.  The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

g.            Reference to Persons, Agreements, Statutes.  Unless otherwise expressly provided herein, (i) references to a Person include its successors and permitted assigns, (ii) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (iii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

h.            Presumptions.  No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

i.             Rights and Remedies Cumulative.  Except as provided in set forth herein and subject to the limitations of liability provided herein, above, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any Party at law, in equity or otherwise.

j.             No Assignment; Binding Effect.  Except as otherwise expressly provided in this Agreement, neither Party may assign, delegate or otherwise transfer any of its rights or obligations hereunder to any third party, whether by assignment, transfer, change in control, or other means, without the prior written consent of the other Party.

k.            Relationship of the Parties; Non-exclusivity.  In the exercise of their respective rights and the performance of their respective obligations hereunder the Parties are, and will remain independent contractors. Nothing in this Agreement will be construed to constitute the Parties as partners or principal and agent for any purpose whatsoever.  Neither Party will bind, or attempt to bind, the other Party hereto to any contract or other obligation, and neither Party will represent to any third party that it is authorized to act on behalf of the other Party to this Agreement.

l.              Severability.  If any provision in this Agreement will be found or be held to be invalid or unenforceable, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party.  In such event, the Parties will use their respective best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

m.           Execution.  This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.  Execution and delivery of this Agreement by exchange of facsimile or .pdf copies of the manual signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

*Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

n.            Entire Agreement.  This Agreement, together with the other documents, exhibits and schedules referred to herein and therein, constitute the entire agreement among the Parties hereto pertaining to the subject matter hereof, and supersede any and all prior oral and written, and all contemporaneous oral, agreements or understandings pertaining thereto.  There are no agreements, understandings, restrictions, warranties or representations relating to such subject matter between the Parties other than those set forth herein and in the other documents, exhibits and schedules referred to herein and therein.

o.            No Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and the Parties do not intend to confer third party beneficiary rights upon any other Entity or person.

p.            Force Majeure.  Neither Party shall be deemed in default if its performance or obligations hereunder are delayed or become impossible or impractical due to causes beyond its reasonable control, including acts of God, war, fire, earthquake, flood, riot and acts of civil or military authority.  Force majeure events shall not include delays in transportation, shortages of material or delays by subcontractors or suppliers, unless such delay by a subcontractor or a supplier was caused by an event that would qualify as a force majeure event under this item (o).  Under no circumstances shall delays in payment, economic considerations or economic impossibilities or inefficiencies delay performance or be considered a force majeure.  The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.  During any period in which Photronics is unable to fulfill Micron purchase orders due to a force majeure event and for ninety (90) days after the effect of the force majeure event ends, Micron shall be relieved of its purchase commitment pursuant to Section 2.

[Signature page follows]

*Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Execution Date.

Photronics, Inc.

By:
Name:
Title:

Micron Technology, Inc.

By:
Name:
Title:

Accepted and Agreed to:

Micron Semiconductor Asia Pte. Ltd.

By:
Name:
Title:

*Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.